                                                      RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-59997

PRICING SUPPLEMENT
------------------
(To Prospectus Supplement and Prospectus dated July 30, 1998)

                                  $35,550,000
                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B

             1.5% PRINCIPAL PROTECTED NOTES DUE DECEMBER 15, 2005
      (LINKED TO THE PERFORMANCE OF THE DOW JONES EURO STOXX 50 SM INDEX)

                                --------------
AGGREGATE PRINCIPAL AMOUNT:         $35,550,000.

INITIAL PUBLIC OFFERING PRICE:      $1,000 per Note ("Par"), plus accrued
                                    interest, if any, from December 3, 1998.
COUPON:                             1.5% per annum.

INTEREST PAYMENT DATES:             June 15 and December 15 of each year,
                                    commencing June 15, 1999.

MATURITY DATE:                      December 15, 2005.

HOLDER'S OPTIONAL REDEMPTION:       Upon giving notice as provided herein, you
                                    may redeem the Notes for Parity (as defined below), as determined on the applicable
                                    Determination Date (as defined below), on any Business Day prior to the fifth scheduled Trading Day preceding the Maturity
                                    Date; provided that you may not redeem any Notes if (i) the Company has exercised the Company's Optional Redemption or (ii) Par, is greater than or equal to Parity.

COMPANY'S OPTIONAL REDEMPTION:      Upon giving notice as provided herein, we
                                    may redeem the Notes, in whole but not in part, on any Business Day on or after December 15, 2001, at the greater of (i) Par plus accrued but unpaid interest or (ii)
                                    Parity as determined on the applicable
                                    Determination Date (as defined below).

OTHER PROVISIONS:

         The 1.5% Principal Protected Notes due December 15, 2005 (Linked to the performance of the Dow Jones EURO STOXX 50sm Index) (the "Notes") are Fixed Rate Notes as described in the accompanying Prospectus Supplement dated July 30, 1998, with other provisions as described herein. "Dow Jones EURO STOXX 50" is a service mark of Dow Jones & Company, Inc. ("Dow Jones").

         At maturity (whether as a result of acceleration or otherwise), provided that we have not exercised our optional redemption right and you have not exercised your optional redemption right, we will, with respect to each $1,000 principal amount of any outstanding Note, pay to you an amount in U.S. dollars equal to the greater of (1) Par plus accrued but unpaid interest or (2) Parity as determined on the applicable Determination Date. "Parity" means the product of (A) the Issue Price multiplied by (B) a fraction, the numerator of which is the Closing USD Index Value, as determined on the Determination Date, and the denominator of which is the Benchmark USD Index Value (as such terms are defined herein). For purposes of redemption at maturity, the Determination Date will be the fifth scheduled Trading Day preceding the Maturity Date, subject to certain Market Disruption Events (as defined herein). The Benchmark USD Index Value is $4,661.

         The Notes will be issued and sold in denominations of $1,000, and integral multiples thereof.

         The Notes have been approved for listing on the American Stock Exchange under the symbol "MLE.A", subject to official notice of issuance. It is not possible to predict whether the Notes will trade in the secondary market or if such market will be liquid or illiquid.

         BEFORE YOU DECIDE TO INVEST IN THE NOTES, CAREFULLY READ THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, INCLUDING THE RISK FACTORS BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT.

                                --------------
         We expect that the Notes will be ready for delivery in book-entry form only through the facilities of DTC on or about December 3, 1998.

                                --------------
                              MERRILL LYNCH & CO.
                                --------------

           The date of this Pricing Supplement is November 24, 1998.

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Aggregate Principal Amount............. $35,550,000.

Issuer................................. Merrill Lynch & Co., Inc. (the "Company").

Maturity Date.......................... December 15, 2005.

Coupon................................. 1.5% per annum.

Interest Payment Dates................. June 15 and December 15, commencing June 15, 1999.

Specified Currency..................... U.S. dollars.

Issue Price............................ $1,000 per Note ("Par"), plus accrued interest, if any, from December 3, 1998.

Pricing Date........................... November 24, 1998.

Original Issue Date (Settlement Date).. December 3, 1998.

CUSIP.................................. 59018 SU 36

Book-Entry Note or Certificated Note... Book-Entry.

Denominations.......................... The Notes will be issued and sold in denominations of $1,000, and integral multiples thereof.

Trustee................................ The Chase Manhattan Bank.

Index.................................. The Dow Jones EURO STOXX 50sm, which is a capitalization-
                                        weighted index of 50 European blue chip stocks from those
                                        countries participating in the European Monetary
                                        Union stated in ECU initially, and after the
                                        introduction of the euro pursuant to the Treaty
                                        (as defined herein), in euro, and calculated on a
                                        price-return basis.  The value of the Index is
                                        available under the Bloomberg L.P. symbol "SX5E
                                        Index Go."  For more information regarding
                                        calculation of and adjustments to the Index, see
                                        "The Index" and "Discontinuance of the Index;
                                        Adjustments to the Index."

Underlying Securities.................. Certain equity securities of the 50 companies that comprise the Index, and each individually an
                                        "Underlying Security."  See "The Index."

Closing Index Value.................... The Closing Index Value for any Trading Day shall be the value of the Index at the close of the Frankfurt
                                        Stock Exchange ("FSE") as determined by STOXX Ltd.
                                        ("STOXX").

Noon Buying Rate....................... The rate of U.S. dollars equivalent to one ECU (and after the introduction of the euro pursuant to the
                                        Treaty, one euro) for the applicable Trading Day
                                        as announced by the Federal Reserve Bank of New
                                        York for customs purposes as the rate in the City
                                        of New York for cable transfers in foreign
                                        currencies.

Closing USD Index Value................ The product on any specified Trading Day (the same day for the determination of both such amounts) of
                                        the Closing Index Value multiplied by the Noon
                                        Buying Rate.

Initial Index Value.................... 3,167 ECU.

Initial Exchange Rate.................. $1.1545 to 1 ECU.

Initial USD Index Value................ $3,656.

Conversion Premium..................... 27.5%.

Benchmark USD Index Value.............. $4,661.  The Benchmark USD Index Value equals the product of the Initial USD Index Value multiplied
                                        by the sum of one plus the Conversion Premium.

Holder's Optional Redemption........... On any Business Day prior to the fifth scheduled Trading Day preceding the Maturity Date,
                                        a Holder of the Notes may redeem such Holder's
                                        Notes for Parity; provided that a Holder may not
                                        redeem any Notes at the Holder's option if (i) the
                                        Company has exercised the Company's Optional
                                        Redemption or (ii) Par is greater than or equal to
                                        Parity.  The Holder must provide a written
                                        Official Notice (in the form of Annex A attached
                                        hereto) to the Company of its intention to
                                        exercise its redemption right.  The Official
                                        Notice must be received by the Company by 4:00
                                        P.M. New York time on a Business Day to be
                                        effective on such Business Day.  If such notice is
                                        received after 4:00 P.M. New York time on any
                                        Business Day or on a day that is not a Business
                                        Day, such notice shall be effective on the next
                                        day that is a Business Day.  For the purposes of
                                        calculating Parity with respect to the Holder's
                                        Optional Redemption, the Determination Date shall
                                        be the second Trading Day immediately following
                                        effective notice to the Company of such Holder's
                                        Optional Redemption; provided, however, that if a
                                        Market Disruption Event should occur on such
                                        second Trading Day, then the Determination Date
                                        shall be the next succeeding Trading Day on which
                                        no Market Disruption Event shall have occurred;
                                        and provided, further, that if (i) a Market
                                        Disruption Event shall have occurred for two
                                        consecutive Trading Days or (ii) on the applicable
                                        Determination Date, Parity is less than or equal to
                                        Par, the notice shall lapse and be of no effect
                                        and the Holder shall provide a new Official Notice
                                        to the Company if it intends to exercise its
                                        redemption right at any time after such lapse.
                                        On the third Business Day following the applicable
                                        Determination Date, or on such other day as agreed
                                        to between the Company and the Holder in writing
                                        the Company shall pay an amount equal to Parity to
                                        the Holder upon delivery to the Company of the
                                        applicable Notes to be redeemed.

Company's Optional Redemption.......... On any Business Day on or after December 15,
                                        2001 (the "Call Period"), the Company, in its sole
                                        discretion, may elect to call the Notes in whole
                                        but not in part at the greater of (i) Par plus
                                        accrued but unpaid interest on the Notes or (ii)
                                        Parity by giving notice or causing notice to be
                                        given at least 15 (but no more than 30) Business
                                        Days prior to the intended Call Date (as defined
                                        below) (the "Call Notice Date") to the Holders of
                                        the Notes and to the Trustee on any Business Day
                                        during the Call Period.  For the purposes of

                              calculating Parity with respect to the Company's
                              Optional Redemption, the Determination Date shall be the next succeeding Trading Day on which no Market Disruption Event shall have occurred following the Call Notice Date. The "Call Date" means the date on which payment with respect to the Notes is made by the Company to the Holders of the Notes upon delivery of the Notes by the Holders thereof.

Redemption at Maturity......  At maturity (whether as a result of acceleration or otherwise), the Company will, with respect to
                              the principal amount of each Note, upon delivery
                              of such Note to the Trustee, deliver the cash
                              amount equal to the greater of (i) Par plus
                              accrued but unpaid interest or (ii) Parity (as
                              calculated on the Determination Date). For
                              purposes of calculating redemption at maturity,
                              the Determination Date shall be the fifth
                              scheduled Trading Day preceding the Maturity Date
                              or, if there is a Market Disruption Event on such
                              day, the Determination Date will be the
                              immediately succeeding Trading Day on which no
                              Market Disruption Event shall have occurred;
                              provided that the Determination Date will be no
                              later than the third Trading Day preceding the
                              Maturity Date, notwithstanding the occurrence of a
                              Market Disruption Event on such Trading Day.

Determination Date..........  The Determination Date shall be the date as set forth in each respective provision related to
                              Redemption at Maturity, the Holder's Optional
                              Redemption and the Company's Optional Redemption.

Trading Day.................  A day on which trading is generally conducted (i)
                              on the FSE or its successors and (ii) on at least
                              one exchange on which futures or options contracts
                              related to the Index are traded, other than a day
                              on which trading on any such exchange is scheduled
                              to close prior to its regular weekday closing
                              time, as determined by the Calculation Agent.

Business Day................  Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking
                              institutions are authorized or required by law or
                              regulation to close in The City of New York.

Calculation Agent...........  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                              ("MLPF&S").

                              For potential conflicts of interest that may exist between the Calculation Agent and the holders of the Notes, see "Risk Factors" below. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes.

                              All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Market Disruption Event...... "Market Disruption Event" means either of the following events as determined by the Calculation
                              Agent:

                                 (a) the suspension or material limitation as
                              determined by the Calculation Agent for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more, by weight, of the Underlying Securities comprising the Index; or

                                 (b) the suspension or material limitation, in
                              each case, for more than two hours of trading
                              (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index or options on such futures contracts, which are traded on any major exchange or (B) option contracts related to the Index which are traded on any major exchange.

                              For the purposes of this definition, a
                              limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Events of Default and
 Acceleration................ In case of an acceleration of the maturity of the Notes, the amount payable to a beneficial
                              owner of a Note will be equal to the greater of
                              (i) Par plus accrued but unpaid interest or (ii)
                              Parity, calculated as though the date of early
                              repayment were the stated maturity date of the
                              Notes.  If a bankruptcy proceeding is commenced in
                              respect of the Company, the claim of the
                              beneficial owner of a Note may be limited, under
                              Section 502(b)(2) of Title 11 of the United States
                              Code, to the principal amount of the Note plus an
                              additional amount of contingent interest
                              calculated as though the date of the commencement
                              of the proceeding were the maturity date of the
                              Notes.  Upon the occurrence of an Event of Default
                              with respect to the Notes, beneficial owners of
                              the Notes may accelerate the maturity of the
                              Notes, as described under "Description of Debt
                              Securities  Events of Default" in the accompanying
                              Prospectus.

                                  RISK FACTORS

     Your investment in the Notes will involve certain risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you. While the Index consists of the equity securities issued by certain European companies, the Index is not intended to provide an indication of the pattern of price movements of equity securities of European companies generally.

THE AMOUNT PAYABLE AT MATURITY

     You should be aware that if the Closing USD Index Value does not exceed the Benchmark USD Index Value on the Determination Date, you will receive Par at maturity. This will be true even if the value of the USD Index Value was higher than the Benchmark USD Index Value at some time during the life of the Notes but later falls below the Benchmark USD Index Value.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

          The amount we pay you at maturity may, in addition to payments of fixed interest, be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE RETURN OF OWNING THE STOCKS UNDERLYING THE
INDEX

          Your return will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because STOXX calculates the Index by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

UNCERTAIN TRADING MARKET

     The Notes are expected to be listed on the American Stock Exchange. However, you cannot assume that a trading market will develop for the Notes. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the Index and the U.S. dollar relative to the ECU (initially, and after the introduction of the euro pursuant to the Treaty, the euro). If the trading market for the Notes is limited, there may be a limited number of buyers when you decide to sell your Notes if you do not wish to hold your investment until maturity. The lack of an available market for the Notes may adversely affect the price you receive. As a result, you should be prepared to hold the Notes until maturity.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the market value of the Notes will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

     . USD INDEX VALUE. We expect that the market value of the Notes will depend substantially on the amount by which the USD Index Value exceeds or falls below the Benchmark USD Index Value. If you choose to sell your Notes when the USD Index Value is below or not sufficiently above the Benchmark USD Index Value, you may receive less than the principal amount of your Note. Political, economic and other developments may also affect the Underlying Securities and the value of the Notes.

     . CURRENCY EXCHANGE RATE RISKS. The Closing USD Index Value for the Notes depends upon the U.S. dollar/ECU exchange rate (and, after the introduction of the euro pursuant to the Treaty, the U.S. dollar/euro exchange rate) used to determine the Closing USD Index Value upon redemption or at maturity. The value of one currency relative to another currency, including the value of the U.S. dollar relative to the ECU (or euro), may be affected by complex political and economic factors. The spot exchange rates of the U.S. dollar in terms of the ECU (or euro) are at any moment a result of the supply and demand for the two currencies (or, in the case of the ECU, the supply of the component currencies), and changes in the relative exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and Europe, including economic and political developments in other countries.

     . INTEREST RATES. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, because interest is payable on the Notes at a fixed rate, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease. If U.S. interest rates decrease, we expect the trading value of the Notes will increase.

     . VOLATILITY OF THE INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the value of the Index will depend upon the volatility of each of the Underlying Securities as well as the volatility generally of the stock markets on which the Underlying Securities are listed. If the volatility of the value of the Index increases, we expect that the trading value of the Notes will increase. If the volatility of the value of the Index decreases, we expect that the trading value of the Notes will decrease.

     . TIME REMAINING TO MATURITY. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to maturity of the Notes. However, as the time remaining to maturity of the Notes decreases, we expect that this time premium will decrease, reducing the trading value of the Notes.

     . DIVIDEND YIELDS. If dividend yields on the stocks comprising the Index increase, we expect that the value of the Notes will decrease. Conversely, if dividend yields on the stock comprising the Index decrease, we expect that the value of the Notes will increase.

     . COMPANY CREDIT RATINGS. Actual or anticipated changes in the Company's credit ratings may affect the market value of the Notes.

     It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Index or USD Index Value.

          The historical values of the Index should not be taken as an indication of the future performance of the value of the Index during the term of the Notes. While the trading prices of the stocks underlying the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will rise or fall. Trading prices of the stocks underlying the Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

RISKS RELATED TO THE UNDERLYING SECURITIES

     The Underlying Securities that constitute the Index have been issued by certain companies in various European countries. Investments in securities indexed to the value of such country's equity securities involve certain risks associated with the securities market in each such country, including the risks of volatility in such markets, government intervention in such markets, cross-shareholdings in companies in certain countries' legal requirements concerning public information about companies in European countries that are less exhaustive than similar requirements concerning companies that file reports with the United States Securities and Exchange Commission and accounting and financial standards that differ from country to country and from those applicable to companies in the United States.

     Securities prices in each country are subject to political, economic, financial and social factors in that country that could negatively affect securities markets in such country. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

VALUE OF THE INDEX MAY BE AFFECTED BY THE POLICIES OF STOXX

          The policies of STOXX concerning additions, deletions and substitutions of the stocks underlying the Index and the manner in which STOXX takes account of certain changes affecting such underlying stocks may affect the value of the Index. The policies of STOXX with respect to the calculation of the Index could also affect the value of the Index. STOXX may discontinue or suspend calculation or dissemination of the Index. Any such actions could affect the value of the Notes. See "The Index" and "Discontinuance of the Index; Adjustment to the Index" below.

STATE LAW LIMITS ON INTEREST PAID

     New York State law governs the Indenture pursuant to which the Notes will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY MERRILL LYNCH

          The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index for their own accounts, for business reasons or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks and the value of the Index in a manner that would be adverse to investors in the Notes.

POTENTIAL CONFLICTS

          The Calculation Agent is a subsidiary of the Company, the issuer of the Notes. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interests. Such conflicts could occur, for instance, in connection with the Calculation Agent's determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the Calculation Agent would be required to make in the event of a discontinuance of the Index. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, you should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

          The Company has entered into an arrangement with a subsidiary of the Company to hedge the market risks associated with the Company's obligation to pay the amount due at maturity. Such subsidiary expects to make a profit in connection with such arrangement. The Company did not seek competitive bids for such an arrangement from unaffiliated parties.


                                   THE INDEX

     All information regarding the Index set forth herein, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information. Such information reflects the policies of, and are subject to change by, the publisher of the Index.
STOXX Ltd. does not have any obligation to continue to publish, and may discontinue publication of, the Index.

     While the Index consists of the common stock issued by European companies, the Index is not intended to provide an indication of the pattern of price movements of common stocks of European companies generally. See "Risk Factors General" in this Pricing Supplement. THE INCLUSION OF AN UNDERLYING SECURITY IN THE INDEX IS NOT A RECOMMENDATION TO BUY OR SELL SUCH UNDERLYING SECURITY AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE INDEX.

     ANY PROSPECTIVE PURCHASER OF A NOTE SHOULD UNDERTAKE AN INDEPENDENT INVESTIGATION OF THE ISSUERS OF THE UNDERLYING SECURITIES AS IN ITS JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

          The first phase of the European Monetary Union ("EMU") is expected to be completed on January 1, 1999. The currency exchange rates between participating countries will be irrevocably fixed and the new currency, the euro, will become the currency of the member states. The eleven initial member states included in EMU are: Austria, Belgium, Finland, France, Germany, The Netherlands, Ireland, Italy, Luxembourg, Portugal and Spain. According to the Economist Intelligence Unit, as of year end 1997, these eleven countries had a combined GDP of approximately U.S. $6.30 trillion and a combined population of 290 million. According to Federation International des Bourses de Valeurs, their combined equity market capitalization at year end 1997 was approximately U.S. $2.98 trillion. Furthermore, Denmark, Greece, Sweden and the United Kingdom may join the EMU at a later date.

     The Index is currently denominated in ECU. The euro will be the currency that is introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Treaty"). Because the introduction of the euro will not commence until the start of such third stage, all references in this Pricing Supplement shall be to the ECU. It is expected that, when introduced pursuant to the Treaty, the euro will be introduced at the rate of one euro for one ECU. STOXX also publishes an index related to the Dow Jones EURO STOXX 50sm denominated in U.S. dollars. All reference herein to the "Index" are to the Dow Jones EURO STOXX 50sm Index that is available under the Bloomberg L.P. symbol "SX5E Index Go" and is currently calculated in ECU on a price-return basis.

     In order to provide a standard for measuring the stock market performance of the blue chip companies in the countries expected to join EMU from its inception, a new index, the Index was launched on February 26, 1998. The Index consists of 50 stocks that are among the largest in market capitalization, highest in liquidity and are the leaders of their industrial sectors. Set forth below are the country weightings and industrial sector weightings of the securities included in the Index as of November 24, 1998:

Country Weightings:                                             Industrial Sector Weightings:
Germany  29.72%                                                 Bank/Financial Services/Insurance  28.48%
The Netherlands  22.75%                                         Telecom/Technology/Media  24.52%
France  22.88%                                                  Energy/Utility/Industrial  22.20%
Italy  10.04%                                                   Consumer Non-Cyclical/Food & Beverages/
Spain  7.32%                                                     Pharmaceutical/Retail  11.45%
Belgium  3.34%                                                  Auto/Consumer Cyclical  7.51%
Finland  2.69%                                                  Chemical/Conglomerate/ Construction  5.84%

Ireland  0.80%
Portugal  0.49%

______________
Source: Dow Jones

     The Index was created by STOXX, a joint venture founded by SWX-Swiss Exchange, SBF-Bourse de Paris, Deutsche Borse AG and Dow Jones. Publication of the Index began on February 26, 1998, based on an initial value of the Index of 1,000 at December 31, 1991. The Index is published in The Wall Street Journal.

     The Index is currently calculated by (i) multiplying the per share price of each Underlying Security by the number of outstanding shares (and, if the stock is not quoted in ECU (or, after introduction of the euro pursuant to the Treaty, the euro), then multiplied by the country currency and an exchange factor which reflects the exchange rate between the country currency and the ECU (or, after introduction of the euro pursuant to the Treaty, the euro)) (ii) calculating the sum of all these products (such sum being hereinafter the "Index Aggregate Market Capitalization") and (iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the Index and which can be adjusted to allow changes in the issued share capital of individual Underlying Securities (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the Index. Because of such capitalization weighting, movements in share prices of the Underlying Securities of companies with relatively greater market capitalization will have a greater effect on the value of the entire Index than will movements in share prices of the Underlying Securities of companies with relatively smaller market capitalization.

     A current list of the issuers of the Underlying Securities, as of November 24, 1998, is set forth below.

    Current Issuer of Underlying Securities           Country                Weight in Index        Industry Sector
-----------------------------------------------    ------------           ---------------------   ---------------------
ABN-AMRO Hldg NV                                  The Netherlands               1.74%                 Bank
Aegon NV                                          The Netherlands               3.72%                 Insurance
Ahold NV                                          The Netherlands               1.18%                 Consumer-Non-Cyclical
Air Liquide SA                                    France                        0.84%                 Chemical
Akzo Nobel                                        The Netherlands               0.70%                 Chemical
Alcatel Alsthom SA                                France                        1.57%                 Technology
Allianz AG                                        Germany                       5.25%                 Insurance
Allied Irish Bank Plc                             Ireland                       0.80%                 Bank
Assicurazioni Generali S.p.A                      Italy                         2.29%                 Insurance
AXA-UAP SA                                        The Netherlands               2.66%                 Insurance
Banco Bilbao Vizcaya SA                           Spain                         1.93%                 Bank
Bayer AG                                          Germany                       1.83%                 Chemical
Carrefour                                         France                        1.63%                 Retail
Cie de St-Gobain                                  France                        0.80%                 Construction
DaimlerChrysler AG                                Germany                       6.34%                 Auto
Deutsche Bank                                     Germany                       1.98%                 Bank
Deutsche Lufthansa AG                             Germany                       0.49%                 Consumer Cyclical
Deutsche Telekom                                  Germany                       4.70%                 Telecom
Electrabel SA                                     Belgium                       1.26%                 Utility
ELF Aquitaine                                     France                        2.05%                 Energy
Elsevier NV                                       The Netherlands               0.52%                 Media
Endesa SA                                         Spain                         1.49%                 Utility
ENI S.p.A.                                        Italy                         2.96%                 Energy
Fiat S.p.A.                                       Italy                         0.67%                 Auto
Fortis AG                                         Belgium                       1.51%                 Financial Services
France Telecom                                    France                        4.15%                 Telecom
ING Groep NV                                      The Netherlands               3.22%                 Financial Services
Koninklijke KPN NV                                The Netherlands               1.23%                 Telecom
L'Oreal                                           France                        2.52%                 Consumer Non-Cyclical
LVMH Moet-Hennesey Louis Vuitton                  France                        1.03%                 Food & Beverage

    Current Issuer of Underlying Securities           Country                Weight in Index        Industry Sector
-----------------------------------------------    ------------           ---------------------   ---------------------
Mannesmann AG                                     Germany                       2.52%                 Industrial
Metro AG                                          Germany                       1.00%                 Retail
Nokia Ab Oy A                                     Finland                       2.69%                 Technology
Paribas                                           France                        0.85%                 Financial Services
Petrofina SA                                      Belgium                       0.57%                 Energy
Philips Electronics NV                            The Netherlands               1.31%                 Technology
Portugal Telecom SA                               Portugal                      0.49%                 Telecom
Repsol SA                                         Spain                         1.02%                 Energy
Rhone-Poulenc SA                                  France                        1.11%                 Pharmaceutical
Royal Dutch Petroleum                             The Netherlands               6.14%                 Energy
RWE AG                                            Germany                       1.49%                 Utility
Schneider SA                                      France                        0.56%                 Industrial
Siemens AG                                        Germany                       2.44%                 Technology
Societe Generale                                  France                        0.96%                 Bank
Telecom Italia                                    Italy                         2.54%                 Telecom
Telefonica de Espana                              Spain                         2.88%                 Telecom
Unicredito Italiano                               Italy                         1.58%                 Bank
Unilever NV                                       The Netherlands               2.99%                 Food & Beverage
Veba AG                                           Germany                       1.68%                 Conglomerate
Vivendi                                           France                        2.15%                 Utility

                          [Copyright] 1998 STOXX LTD.
________________
(Source: Dow Jones)

   The composition of the Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of July as the basis for the review process. Changes in the composition of the Index are made to ensure that the index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Index are made entirely by STOXX without consultation with the corporations represented in the Index or the Company. The Index is also reviewed on an ongoing basis, and change in the composition of the Index may be necessary if there have been extraordinary events for one of the issuers of the Underlying Securities (e.g. delisting, bankruptcy, merger, takeover, etc.). In these cases, the event is taken into account as soon as it is effective. The Underlying Securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with the Company and has participated in any way in the creation of the Notes.

   The table below summarizes the adjustments to any component stock made for corporate actions and the effect of such adjustment on the base value, where "p" is the price of such component stock and "q" is the number of shares of such stock.

---------------------------------------------------------------------------------------------
IMPACT ON EVENTS                                        Adjustment Factor          Base value
---------------------------------------------------------------------------------------------
Special cash dividend                   p before dividend - dividend               Decrease
(from non-operating                     ----------------------------
income)                   adj. for p =  p before dividend

---------------------------------------------------------------------------------------------

Stock Dividend &                             1                                     None
Split (the same                      -----------------
security)              adj. for p =  1 + no. of new shares (%)

                       adj. for q = 1 + no. of new shares (%)

-------------------------------------------------------------------------------------------------------------------------
Reverse Split                                1                                     None
                                      -----------------

-------------------------------------------------------------------------------------------------------------------------
IMPACT ON EVENTS                Adjustment Factor                                     Base value
-------------------------------------------------------------------------------------------------------------------------
                        adj. for p =  1  no. of new shares (%)

                        adj. for q =  1  no. of new shares (%)
-------------------------------------------------------------------------------------------------------------------------
Stock Dividend of a                   p before distribution - cash equivalent           Decrease
 different company                    ---------------------------------------
 security               adj. for p =          p before distribution

                        cash equivalent = other sec.p x no. of distributed stocks (%)
-------------------------------------------------------------------------------------------------------------------------
Rights Offering                           adj. p                                        Increase
                                      ------------------
                        adj. for p =  last cum rights p

                                      last cum rights p + subscription p x rights (%)
                                      -----------------------------------------------
                        adj. p =       1 + rights (%)

                        adj. for q =   1 + rights (%)

                        If the new shares have a dividend disadvantage, then the subscription price will be adjusted.
-------------------------------------------------------------------------------------------------------------------------
Combination:                            adj. p                                          Increase
                                      ------------------
                        adj. for p =  last cum rights p

stock distribution                    last cum rights p + subscription p x (1 + stock subscription (%)) x rights (%)
(stock dividend or                    ------------------------------------------------------------------------------
split) and rights       adj. p =                (1 + stock distribution (%)) (1 + rights (%))
offering  one action
applicable to other
(if rights
applicable after        adj. for q =  (1 + stock distribution (%))(1 + rights (%))
stock distribution)

-------------------------------------------------------------------------------------------------------------------------
Combination:                            adj. p                                          Increase
                                      ------------------
                        adj. for p =  last cum rights p
stock distribution
(stock dividend or                    last cum rights p - subscription p x rights (%)
split) and rights                     -----------------------------------------------
offering  one action    adj. p =      (1 + rights (%)) x (1 + stock distribution (%))
applicable to other
(if stock
distribution
applicable after
rights)                 adj. for q = (1 + stock distribution (%))(1 + rights (%))

-------------------------------------------------------------------------------------------------------------------------
Combination:                            adj. p                                          Increase
                                      ------------------
                        adj. for p =  last cum rights p

stock distribution
(stock dividend or                    last cum rights p + subscription p x rights (%)
split) and rights                     -----------------------------------------------
issues  neither         adj. p =        (1 + rights (%) + stock distribution (%))
action is applicable
to the other
                        adj. for q = (1 + stock distribution (%) + rights (%))

-------------------------------------------------------------------------------------------------------------------------
Spin-off                                p before spinoff - cash equivalent              Decrease
                                        ----------------------------------

-------------------------------------------------------------------------------------------------------------------------
IMPACT ON EVENTS                Adjustment Factor                                                             Base value
-------------------------------------------------------------------------------------------------------------------------
                        adj. for p =       p before spinoff

                        cash equivalent = spunoff stock p x no. of spunoff stocks (in %)

-------------------------------------------------------------------------------------------------------------------------
Repurchase shares-                    p after tender                                                            Decrease
self tender                           --------------
                        adj. for p =  p before tender

                                  (p before tender) x (no. of q before tender) - (tender p x no. of tendered q)
                                  -----------------------------------------------------------------------------
                        p after tender =     (no. of q before tender) - no. of tendered q

                                   no. of q after tender
                                  -----------------------
                        adj. q =  no. of q before tender
-------------------------------------------------------------------------------------------------------------------------

       The Company or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the Index or any of its successors or one or more of the issuers of Underlying Securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to such publishers, their successors, founders or creators or to any of such issuers. In the course of such business with issuers, the Company or its affiliates may acquire non-public information with respect to such issuers. The Company may also act as market maker for the common stocks of such issuers. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to any of such publishers, their successors, founders or creators or to any of such issuers. Any prospective purchaser of Notes should undertake such an independent investigation of the issuers of the Underlying Securities and with respect to the competency of its publisher to formulate and calculate the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the Index does not reflect any investment or sell recommendations of the Company or its affiliates.

       A representative of an affiliate of the Company may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX's Advisory Committee advises the Supervisory Board on matters relating to the indexes. This advisory committee proposes changes of the composition of the indexes to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the index computation. Decisions on the composition and changes in STOXX's blue chip indexes are reserved to the Supervisory Board.

             DISCONTINUANCE OF THE INDEX; ADJUSTMENTS TO THE INDEX

         If STOXX discontinues publication of the Index and STOXX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by STOXX or such other entity for the Index.

         Upon any selection by the Calculation Agent of a Successor Index, the Company will cause written notice thereof to be furnished to the holders of the Notes.

         If STOXX discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published, the value to be substituted for the value of the Index for use in calculating the Closing Index Value or Closing USD Index Value at any time will be a value computed by the Calculation Agent in accordance with the procedures last used to calculate the value of the Index prior to such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the value of the Index, such Successor Index or value shall be substituted for the value of the Index for all purposes, including for purposes of determining whether a Market Disruption

Event exists. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes and the listing of the Notes on an exchange.

     If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Closing USD Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

                               DATA ON THE INDEX

     The following table sets forth the high and low daily closing values, as well as end-of-quarter closing values, of the Index (price return) for each quarter in the period from January 1, 1993 through November 24, 1998. Although publication of the Index began on February 26, 1998, historical levels of the Index have been calculated by STOXX from a base date of December 31, 1991. The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index as of any Determination Date.

                                                Daily Closing Values in ECU
------------------------------------------------------------------------------------------------------------------------------------
                                                            High                      Low                   Period End
                                                     -------------------       -------------------      -------------------
1993
1st Quarter..................................              1148.63                  1014.66                   1140.82
2nd Quarter..................................              1161.96                  1102.94                   1157.58
3rd Quarter..................................              1321.88                  1144.93                   1285.92
4th Quarter..................................              1433.34                  1287.49                   1433.34
1994
1st Quarter..................................              1459.27                  1347.84                   1365.74
2nd Quarter..................................              1441.33                  1272.00                   1284.60
3rd Quarter..................................              1401.79                  1286.05                   1302.53
4th Quarter..................................              1344.61                  1268.62                   1320.59
1995
1st Quarter..................................              1348.10                  1274.57                   1300.13
2nd Quarter..................................              1400.60                  1298.18                   1362.52
3rd Quarter..................................              1469.19                  1371.32                   1419.60
4th Quarter..................................              1509.91                  1367.15                   1506.82
1996
1st Quarter..................................              1612.24                  1507.65                   1612.24
2nd Quarter..................................              1691.04                  1619.33                   1665.90
3rd Quarter..................................              1694.51                  1563.32                   1694.51
4th Quarter..................................              1859.10                  1693.99                   1850.32
1997
1st Quarter..................................              2169.71                  1824.52                   2137.28
2nd Quarter..................................              2438.38                  2026.91                   2398.41
3rd Quarter..................................              2699.78                  2407.58                   2581.36
4th Quarter..................................              2641.68                  2241.21                   2531.99
1998
1st Quarter..................................              3179.72                  2466.81                   3153.32
2nd Quarter..................................              3443.70                  3061.00                   3406.80

3rd Quarter..................................              3670.80                  2658.20                   2670.90
4th Quarter (through                                       3194.10                  2419.20                   3163.80
November 24, 1998)...........................
___________________
(Source: Bloomberg and Dow Jones)

      The Closing USD Index Value is determined by multiplying the Closing Index Value by the Noon Buying Rate on any specified Trading Day. Parity, whether determined at redemption or at maturity, will be based on the Closing USD Index Value. See, also, "Risk Factors--Factors Affecting Trading Value of the Notes-- Currency Exchange Rate Risks" and "The Amount Payable at Maturity."

                               LICENSE AGREEMENT

  STOXX Ltd. and the Company have entered into a non-exclusive license agreement providing for the license to ML & Co., in exchange for a fee, of the right to use the Index, which is owned and published by STOXX, in connection with certain securities, including the Notes.

      The license agreement between STOXX and the Company provides that the following language must be set forth in this Pricing Supplement:

      The Notes are not sponsored, endorsed, sold or promoted by STOXX or Dow Jones. Neither STOXX nor Dow Jones makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The only relationship of STOXX to the Company is as the licensor of the Dow Jones STOXXSM , the Dow Jones EURO STOXX 50SM and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow Jones STOXXSM, the Dow Jones EURO STOXXSM and of certain trademarks, trade names and service marks of Dow Jones. The aforementioned indexes are determined, composed and calculated by STOXX or Dow Jones, as the case may be, without regard to the Company or the Notes. Neither STOXX nor Dow Jones is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Neither STOXX nor Dow Jones has any obligation or liability in connection with the administration, marketing or trading of the Notes.

      NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE COMPANY.

     The Dow Jones EURO STOXX 50 is owned by STOXX Ltd. and is a service mark of Dow Jones & Company, Inc., and has been licensed for certain purposes by the Company. [Copyright] 1998 by STOXX Ltd. All rights reserved.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

        The Company has entered into hedging arrangements related to the Underlying Securities with an affiliate of the Company, in connection with the Company's obligations under the Notes. In connection therewith, such affiliate has purchased shares of the Underlying Securities in secondary market transactions at or before the time of the pricing of the Notes. The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell shares of the Underlying Securities, and execute currency transactions, for their own accounts for business reasons or in connection with hedging the Company's obligations under the Notes. The Company believes that it is unlikely that such transactions will affect the price of the shares of the Underlying Securities, the value of the Index or the Closing USD Index Value.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion supplements the discussion contained in the accompanying Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations."

GENERAL

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United State Federal income tax purposes, of the Notes or other instruments with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each Note as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by the Company's characterization of the Notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Notes for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the Notes are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. However, the Final Regulations generally do not apply to contingent payment debt instruments that provide for any payments the amount of which are determined by reference to the value of one or more foreign currencies. Accordingly, the Final Regulations will not apply to the Notes. Rather, the Notes will be taxed according to the rules applicable to foreign currency denominated debt instruments, which are contained in Section 988 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and general principles of current United States Federal income tax law.

      Under general principles of current United States Federal income tax law, payments of interest on a debt instrument generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). In addition, under Section 988 of the Code, any gain realized on a debt instrument which is attributable to changes in the value of a foreign currency generally will be treated as ordinary income. Under these principles, a U.S. Holder will include the fixed payments of interest at a rate equal to 1.5% per annum on the Notes in income in accordance with the U.S. Holder's regular method of accounting for United States Federal income tax purposes. In addition, the amount payable on redemption or at maturity of a Note in excess of the principal amount thereof (i.e., the amount by which Parity exceeds Par), if any, generally would be includible in income by a U.S. Holder as ordinary income on the date that the Parity amount is accrued (i.e., generally when the Parity amount becomes fixed in amount and becomes unconditionally payable) or when such amount is received (in accordance with the U.S. Holder's regular method of tax accounting).

      Upon the sale or exchange of a Note prior to maturity, a U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note. Any such gain or loss realized upon the sale or exchange of a Note that is attributable to changes in the ECU/USD Exchange Rate should be treated as ordinary income or loss under Section 988 of the Code. Any remaining taxable gain or loss will be short-term capital gain or loss if the Note has been held for one year or less as of the date of disposition, or will be long-term capital gain or loss if the Note has been held for more than one year as of the date of disposition.

                                                                         ANNEX A

                                OFFICIAL NOTICE

                                        Dated:  [On or after December 3, 1998]
                                        --------------------------------------


Merrill Lynch & Co., Inc.
World Financial Center
South Tower, 5th Floor
New York, New York 10080-6105
Attn: Debt Administration
Fax: 212-236-3865


Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Calculation Agent
World Financial Center
North Tower, 5th Floor
New York, New York 10281-1305
Attn: Operations
Fax: 212-449-2697

Dear Sirs:

     The undersigned Holder of the Medium Term Notes, Series B, 1.5% Principal Protected Notes due December 15, 2005 (Linked to the performance of Dow Jones EURO STOXX 50 SM Index) of Merrill Lynch & Co., Inc. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 4:00 P.M. on any Business Day or on a day that is not a Business Day, as of the next Business Day) the Holder's Optional Redemption as described in Pricing Supplement dated November 24, 1998 (the "Pricing Supplement") to the Prospectus Supplement and Prospectus dated July 30, 1998. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated. The Company will deliver a cash amount equal to Parity, subject to certain conditions set forth in the Pricing Supplement, on the third Business Day after the Determination Date with respect to the Holder's exercise of this Holder's Optional Redemption. The Holder acknowledges that this Official Notice will lapse and be of no effect if, with respect to the Determination Date in connection with the calculation of Parity, (i) a Market Disruption Event shall have occurred for two consecutive Trading Days or (ii) on the applicable Determination Date, Parity is less than or equal to Par.

                              Very truly yours,


                              -----------------------------------
                               [Name of Holder]

                               By:
                              -----------------------------------
                               [Title]

                              -----------------------------------
                               [Fax No.]

                              $
                               ---------------------------------
                               Principal Amount of Notes
                               to be surrendered for redemption

    Receipt of the above Official
    Notice is hereby acknowledged

    MERRILL LYNCH & CO., INC., as Issuer

    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Calculation Agent

By: Merrill Lynch, Pierce, Fenner & Smith Incorporated,
    Calculation Agent

BY:
    -----------------------------
    TITLE:

    Date and time of acknowledgement
                                      ----------